Exhibit 10.17(a)

EMPLOYMENT AGREEMENT

Between

LOUISIANA-PACIFIC CORPORATION
and

MARK A. SUWYN

As Restated January 2, 1996

AMENDMENT NO. 1

Pursuant to the resolution of the Compensation Committee of the Board of Directors of Louisiana-Pacific Corporation (“LP”) adopted on February 1, 2003 and the authority granted therein, LP and Mark A. Suwyn (“Executive”) hereby agree that the Employment Agreement between LP and Executive, as restated January 2, 1996 (“Agreement”), is hereby amended, effective as of February 1, 2003, to add new subsection (vi) to Section 5(f) of the Agreement to read in full as follows:

“(vi) Notwithstanding subsections (i) through (v) of this Section 5(f) immediately above, in the event a Change in Control occurs that also constitutes a “Change of Control” as defined in Section 2 of the Change of Control Employment Agreement between Executive and the Company dated as of January 25, 1998 (the “COC Agreement”), the compensation and benefits that may become payable to Executive in the event of a termination of his employment following such event shall be determined solely under the provisions of the COC Agreement rather than under this Agreement if the COC Agreement, including any amendments thereto, remains in effect on the date of such Change of Control and provides such compensation and benefits in amounts that are equal to or greater than those that would otherwise be provided under this Agreement.”

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the 1st day of February 2003.

LOUISIANA-PACIFIC CORPORATION

By
Executive Vice President, Administration and Chief Financial Officer

EXECUTIVE

By
Mark A. Suwyn